Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Drive Wood Dale, Illinois 60191 www.psiengines.com

Power Solutions International Announces the Appointment of Donald P. Klein as its Interim Chief Financial Officer

WOOD DALE, Ill., July 24, 2020 — Power Solutions International, Inc. (“PSI” or “the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced that effective July 20, 2020, it has appointed current corporate controller and principal accounting officer Donald P. Klein as its interim chief financial officer to succeed Charles F. (Chip) Avery, Jr., who will be departing the Company to pursue other interests following a transition period.

Mr. Klein, who possesses over 20 years of experience in the areas of finance and accounting, including SEC reporting, accounting policies and procedures, and internal controls, has served as PSI’s corporate controller and principal accounting officer since May 14, 2018 with the responsibilities of leading the accounting, tax, internal control, and reporting functions. Prior to joining the Company, he served as assistant corporate controller at Littelfuse, Inc., a publicly traded company that sells electronic products to customers in the electronics, automotive and industrial markets. Prior to that role, from 2008 to 2017, Mr. Klein served in various positions of increasing responsibility within finance and accounting, including most recently as assistant corporate controller at Navistar International Corporation, a publicly traded company. Prior to Navistar, he worked for Hewitt Associates as manager of external reporting and at Ernst & Young LLP as a senior manager of assurance and advisory services.

John Miller, chief executive officer and president, commented, “I would like to thank Chip for his significant contributions to the Company. During his tenure with PSI, he led the financial statement restatement, strengthened the accounting, finance and internal audit functions, and directed the design and in-process implementation of a comprehensive system of compliance controls. We are pleased that Chip is staying with the Company for a period of time in a consulting role to ensure a smooth transition and we wish him well in his future endeavors.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain to source products; the impact of the investigations being conducted by the Securities and Exchange Commission (the “SEC”), and the criminal division of the United States Attorney’s Office for the Northern District of Illinois and any related or additional governmental investigative or enforcement proceedings; any delays and challenges in recruiting key employees consistent with the Company’s plans; the impact the coronavirus pandemic could have on the Company’s business and financial results; any negative impacts from delisting of the Company’s common stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com